    Press Release

UGI Reports Second Quarter Results and Updates Fiscal 2023 Guidance
May 3, 2023

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended March 31, 2023.

HEADLINES

•Q2 GAAP diluted earnings per share ("EPS") of $0.51 and adjusted diluted EPS of $1.68 compared to GAAP diluted EPS of $4.32 and adjusted diluted EPS of $1.91 in the prior-year period.
•Year-to-date GAAP diluted EPS of $(4.02) and adjusted diluted EPS of $2.82 compared to GAAP diluted EPS of $3.87 and adjusted diluted EPS of $2.84 in the prior-year period.
•Q2 reportable segments earnings before interest expense and income taxes1 ("EBIT") of $576 million compared to $631 million in the prior-year period.
•Available liquidity of approximately $1.9 billion as of March 31, 2023.
•Entered into a joint venture with Archaea Energy to develop a renewable natural gas project in Pennsylvania, bringing our total renewables investment to over $500 million to date.
•Announced the 36th consecutive year of annual dividend increases.
•Updated fiscal 2023 adjusted diluted EPS guidance to a range of $2.75 - $2.902 per share.

Roger Perreault, President and Chief Executive Officer of UGI Corporation said, "Our fiscal second quarter was impacted by warm weather across all of our reportable segments as well as severe weather events in the West. Despite these pressures, our natural gas businesses delivered solid results, largely due to the weather normalization rider at our Pennsylvania (PA) Gas Utility and the fee-based contract structures in place at our Midstream & Marketing business. In the global LPG businesses, margin was impacted by driver shortages and other volume shortfall at AmeriGas, significant energy conservation in Europe, and weather challenges. These headwinds were partially offset by year-over-year benefits in the non-core European energy marketing operations, where we continue to execute on our exit strategy.

“Given the fiscal second quarter results and our year-to-date performance, we expect adjusted diluted EPS for fiscal 2023 to be within a revised guidance range of $2.75 to $2.902. Our teams have implemented several expense control and margin management actions which are expected to provide incremental benefits for the remainder of the fiscal year.

“In addition to the disciplined execution of our strategy, we remain committed to transforming AmeriGas operationally and positioning it for growth. At UGI, we are confident that our diversified business model, strategy, and balance sheet strength provide a solid foundation to support continued earnings and dividend growth. I want to thank our global team for their dedication as they serve our customers and the communities around us."

KEY DRIVERS OF SECOND QUARTER RESULTS
•AmeriGas: Total margin down $66 million, due to lower retail volume largely resulting from warmer than prior- year weather, particularly in key regions, continued driver shortages, which also limited growth, as well as continuation of customer attrition
•UGI International: Total margin up $21 million, reflecting lower retail LPG volume resulting from the mild winter weather and energy conservation efforts driven by the European geopolitical situation, offset by higher margin from the non-core European energy marketing operations and increased LPG margin
•Midstream & Marketing: EBIT up $15 million, primarily reflecting increased margins from natural gas marketing activities as well as incremental earnings from the UGI Appalachia acquisitions of UGI Moraine East (formerly Stonehenge) and Pennant
•Utilities: EBIT up $11 million, primarily due to higher gas rates in our PA Gas Utility as well as benefits from the weather normalization rider that largely offset the significantly warmer weather

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, May 4, 2023. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A replay of the webcast will be available after the event through to 11:59 PM ET May 3, 2024.

CONTACT INVESTOR RELATIONS
Tel: +1 610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted net income attributable to UGI Corporation" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments' earnings before interest expense and income taxes represents an aggregate of our reportable operating segment level EBIT, as determined in accordance with GAAP.

2 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments, we cannot reconcile fiscal year 2023 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words and terms of similar meaning, although not all forward-looking statements contain such words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control; accordingly, there is no assurance that results will be realized. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; cost volatility and availability of energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; the inability to timely recover costs through utility rate proceedings; increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; adverse labor relations and our ability to address existing or potential workforce shortages; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; competitive pressures from the same and alternative energy sources; failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; liability for environmental claims; customer, counterparty, supplier, or vendor defaults; liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; transmission or distribution system service interruptions; political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the European energy crisis, and foreign currency exchange rate fluctuations (particularly the euro); credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; changes in commodity market prices resulting in significantly higher cash collateral requirements; impacts of our indebtedness and the restrictive covenants in our debt agreements; reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; changes in Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our businesses; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future business transformation initiatives, including the impact of customer service disruptions resulting in potential customer loss due to the transformation activities; our ability to attract, develop, retain and engage key employees; uncertainties related to a global pandemic, including the duration and/or impact of the COVID-19 pandemic; the impact of proposed or future tax legislation; the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; our ability to protect our intellectual property; and our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)

AmeriGas Propane

For the fiscal quarter ended March 31,	2023	2022	(Decrease) Increase
Revenues	$867	$1,048	$(181)	(17)%
Total margin (a)	$437	$503	$(66)	(13)%
Operating and administrative expenses	$263	$240	$23	10%
Operating income/earnings before interest expense and income taxes	$138	$227	$(89)	(39)%
Retail gallons sold (millions)	279	329	(50)	(15)%
Heating degree days - % (warmer) colder than normal (b)	(4.8)%	2.9%
Capital expenditures	$28	$36	$(8)	(22)%
•Temperatures were 5% warmer than normal and 7% warmer than the prior-year period.
•Retail gallons sold decreased 15% due to warmer than prior-year weather, continued shortage of drivers, which also limited growth, as well as continuation of customer attrition, along with structural conservation.
•Total margin decreased $66 million largely reflecting the impact of lower retail volumes.
•Operating and administrative expenses increased $23 million reflecting, among other things, higher employee compensation and benefits, overtime and employee-related costs associated with distribution activity, and vehicle expenses.

UGI International

For the fiscal quarter ended March 31,	2023	2022	(Decrease) Increase
Revenues	$948	$1,224	$(276)	(23)%
Total margin (a)	$315	$294	$21	7%
Operating and administrative expenses (a)	$171	$162	$9	6%
Operating income	$120	$111	$9	8%
Earnings before interest expense and income taxes	$128	$120	$8	7%
LPG retail gallons sold (millions)	222	247	(25)	(10)%
Heating degree days - % warmer than normal (b)	(7.0)%	(5.7)%
Capital expenditures	$30	$23	$7	30%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2023 and 2022 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.07 and $1.12, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.22 and $1.34, respectively.

•Temperatures were 7% warmer than normal and 2% warmer than the prior-year period.
•Retail volume decreased 10% primarily due to the effect of energy conservation efforts across Europe largely in part to high global energy prices and the war between Russia and Ukraine, as well as warmer weather.
•Total margin increased $21 million reflecting higher LPG unit margins and increased total margin from energy marketing operations, partially offset by lower retail volume and the translation effects of the weaker foreign currencies ($14 million).
•Operating and administrative expenses increased $9 million reflecting the impact of the global inflationary cost environment on the underlying distribution and personnel-related costs, partially offset by the translation effects of the weaker foreign currencies ($8 million).
•Operating income increased $9 million due to higher total margin, partially offset by higher operating and administrative expenses.

Midstream & Marketing

For the fiscal quarter ended March 31,	2023	2022	(Decrease) Increase
Revenues	$638	$671	$(33)	(5)%
Total margin (a)	$159	$131	$28	21%
Operating and administrative expenses	$35	$30	$5	17%
Operating income	$103	$85	$18	21%
Earnings before interest expense and income taxes	$105	$90	$15	17%
Heating degree days - % warmer than normal (b)	(18.0)%	(2.8)%
Capital expenditures	$23	$10	$13	130%

•Temperatures were 18% warmer than normal and 17% warmer than the prior-year period.
•Total margin increased $28 million primarily reflecting higher natural gas marketing activities ($11 million), including peaking and capacity management activities, and increased margins from prior-year acquisitions of UGI Moraine East and Pennant ($16 million).
•Operating income increased $18 million reflecting higher total margin, partially offset by higher operating and administrative expense ($5 million) and depreciation and amortization expenses ($4 million).
•Earnings before interest expense and income taxes increased $15 million due to the higher operating income ($18 million), partially offset by lower income from equity method investments following the acquisition of the remaining interest in Pennant.

Utilities

For the fiscal quarter ended March 31,	2023	2022	Increase
Revenues	$774	$707	$67	9%
Total margin (a)	$338	$317	$21	7%
Operating and administrative expenses	$97	$91	$6	7%
Operating income	$203	$191	$12	6%
Earnings before interest expense and income taxes	$205	$194	$11	6%
Gas Utility system throughput - billions of cubic feet
Core market	44	52	(8)	(15)%
Total	125	123	2	2%
Gas Utility heating degree days - % warmer than normal (b)	(19.7)%	(3.4)%
Capital expenditures	$133	$101	$32	32%

•Gas Utility service territory experienced temperatures that were 20% warmer than normal and 17% warmer than the prior-year period.
•Core market volumes decreased due to warmer weather, partially offset by customer growth.
•Total margin increased $21 million primarily due to the increase in our PA Gas Utility base rates that went into effect at the end of October 2022 ($19 million), and higher Distribution System Improvement Charge (DSIC) and Infrastructure Replacement and Expansion Program (IREP) benefits. Total margin was impacted by benefits from the weather normalization rider in our PA Gas Utility which largely offset the effects of warmer weather.
•Operating and administrative expenses increased $6 million largely due to an increase in uncollectible accounts expense, contract labor costs, among other things.
•Operating income increased $12 million due to the higher total margin, partially offset by higher operating and administrative expenses and higher depreciation expense from continued distribution system capital expenditure activity.

(a)Total margin represents total revenue less total cost of sales. In the case of Utilities, total margin is also reduced by certain revenue-related taxes.
(b)Deviation from average heating degree days is determined on a 10-year period utilizing volume-weighted weather data.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022	2023	2022
Revenues:
AmeriGas Propane	$867	$1,048	$1,633	$1,826	$2,750	$2,834
UGI International	948	1,224	1,825	2,273	3,238	3,390
Midstream & Marketing	638	671	1,307	1,206	2,427	1,787
Utilities	774	707	1,366	1,126	1,860	1,463
Corporate & Other (a)	(121)	(184)	(266)	(292)	(443)	(401)
Total revenues	$3,106	$3,466	$5,865	$6,139	$9,832	$9,073
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$138	$227	$248	$313	$242	$318
UGI International	128	120	194	202	246	234
Midstream & Marketing	105	90	212	172	309	203
Utilities	205	194	333	292	377	314
Total reportable segments	576	631	987	979	1,174	1,069
Corporate & Other (a)	(319)	717	(1,961)	308	(1,719)	1,328
Total earnings (loss) before interest expense and income taxes	257	1,348	(974)	1,287	(545)	2,397
Interest expense:
AmeriGas Propane	(39)	(38)	(82)	(79)	(163)	(158)
UGI International	(9)	(8)	(16)	(15)	(29)	(29)
Midstream & Marketing	(11)	(10)	(22)	(20)	(43)	(41)
Utilities	(21)	(16)	(42)	(32)	(75)	(60)
Corporate & Other, net (a)	(13)	(10)	(23)	(17)	(41)	(29)
Total interest expense	(93)	(82)	(185)	(163)	(351)	(317)
Income (loss) before income taxes	164	1,266	(1,159)	1,124	(896)	2,080
Income tax (benefit) expense (b)	(54)	(332)	315	(286)	288	(567)
Net income (loss) including noncontrolling interests	110	934	(844)	838	(608)	1,513
(Deduct net income) add net loss attributable to noncontrolling interests	—	(1)	—	(2)	1	(2)
Net income (loss) attributable to UGI Corporation	$110	$933	$(844)	$836	$(607)	$1,511
Earnings (loss) per share attributable to UGI shareholders:
Basic	$0.52	$4.44	$(4.02)	$3.98	$(2.89)	$7.21
Diluted	$0.51	$4.32	$(4.02)	$3.87	$(2.89)	$7.02
Weighted Average common shares outstanding (thousands):
Basic	209,857	210,163	209,902	209,919	209,962	209,598
Diluted	216,120	215,928	209,902	215,936	209,962	215,216
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$73	$138	$122	$172	$62	$116
UGI International	92	89	137	146	166	176
Midstream & Marketing	66	58	143	109	197	117
Utilities	143	134	224	197	233	193
Total reportable segments	374	419	626	624	658	602
Corporate & Other (a)	(264)	514	(1,470)	212	(1,265)	909
Total net income (loss) attributable to UGI Corporation	$110	$933	$(844)	$836	$(607)	$1,511

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP

Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Income tax expense for the twelve months ended March 31, 2023 includes a $20 million income tax benefit from adjustments as a result of the changes in the Pennsylvania corporate income tax rates for future years, signed into law in July 2022.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022	2023	2022
Adjusted net income attributable to UGI Corporation (millions):
Net income (loss) attributable to UGI Corporation	$110	$933	$(844)	$836	$(607)	$1,511
Net losses (gains) on commodity derivative instruments not associated with current-period transactions (net of tax of $(66), $204, $(429), $93, $(382) and $429, respectively)	235	(535)	1,234	(243)	1,019	(1,107)
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $(3), $(1), $(14), $1, $(1) and $4, respectively)	7	—	36	(4)	4	(14)
Loss on extinguishment of debt (net of tax of $0, $0, $0, $(3), $0 and $(3), respectively)	—	—	—	8	—	8
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $0, $0, $0, $0, $(1) and $(3), respectively)	—	—	—	1	—	9
Business transformation expenses (net of tax of $0, $0, $(1), $(1), $(2), and $(19), respectively)	2	2	3	3	7	50
Loss on disposal of U.K. energy marketing business (net of tax of $0, $0, $(64), $0, $(64) and $0, respectively)	—	—	151	—	151	—
Impact of change in tax law	—	—	—	—	(19)	—
Impairment of customer relationship intangible (net of tax of $0, $0, $0, $0, $0 and $(5), respectively)	—	—	—	—	—	15
AmeriGas operations enhancement for growth project (net of tax of $(1), 0, $(3), $0, $(3) and $0, respectively)	5	—	10	—	10	—
Impairment of certain equity method investments and assets (net of tax of $0, $0, $0, $0, $(14) and $0, respectively)	—	—	—	—	26	93
Restructuring costs (net of tax of $0, $(5), $0, $(5), $(5) and $(5), respectively)	—	13	—	13	11	13
Impairment of assets (net of tax of $4, $0, $0, $0, $0 and $0, respectively)	4	—	19	—	19	—
Total adjustments (1)	253	(520)	1,453	(222)	1,228	(933)
Adjusted net income attributable to UGI Corporation	$363	$413	$609	$614	$621	$578

Adjusted diluted earnings per share:
UGI Corporation earnings (loss) per share — diluted (2)	$0.51	$4.32	$(4.02)	$3.87	$(2.89)	$7.02
Net losses (gains) on commodity derivative instruments not associated with current-period transactions	1.09	(2.48)	5.80	(1.11)	4.78	(5.13)
Unrealized losses (gains) on foreign currency derivative instruments	0.03	—	0.17	(0.02)	0.02	(0.07)
Loss on extinguishment of debt	—	—	—	0.03	—	0.04
Acquisition and integration expenses associated with the Mountaineer Acquisition	—	—	—	—	—	0.04
Business transformation expenses	0.01	0.01	0.01	0.01	0.03	0.23
Loss on disposal of U.K. energy marketing business	—	—	0.72	—	0.72	—
Impact of change in tax law	—	—	—	—	(0.09)	—
Impairment of customer relationship intangible	—	—	—	—	—	0.07
AmeriGas operations enhancement for growth project	0.02	—	0.05	—	0.05	—
Impairment of certain equity method investments and assets	—	—	—	—	0.12	0.43
Restructuring costs	—	0.06	—	0.06	0.05	0.06
Impairment of assets	0.02	—	0.09	—	0.09	—
Total adjustments (2)	1.17	(2.41)	6.84	(1.03)	5.77	(4.33)
Adjusted diluted earnings per share (2)	$1.68	$1.91	$2.82	$2.84	$2.88	$2.69

(1)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(2)The loss per share for the six and twelve months ended March 31, 2023, was determined excluding the effect of 6.35 million dilutive shares and 5.99 million dilutive shares, respectively, as the impact of such shares would have been antidilutive to the net loss for the period. Adjusted earnings per share for the six and twelve months ended March 31, 2023, was determined based upon fully diluted shares of 216.25 million and 215.95 million, respectively.